ASSIGNMENT OF LEASE WITH CONSENT OF LANDLORD

ASSIGNMENT OF LEASE dated this 26th day of January, 2005 between Automated Systems National Network, Inc., with **offices located at 90** Pratt **Oval, Glen Cove,** NY 11542 (the "Assignor"), and Call Compliance, Inc., with offices located at 90 Pratt Oval, Glen Cove, NY *11542* (**the** "Assignee.")

BACKGROUND:

A. This **is an** agreement (the "Agreement") to assign a lease in real property according to the terms specified below.

B. The Assignor wishes to assign and transfer to the Assignee that lease (the "Lease") dated March 20, 2001, and executed by the Assignor as tenant and by Chestnut Cove Development, LLC, with offices located at 53 Glen Cove Road, Greenvale, NY 11548 as landlord (the "Landlord").

IN CONSIDERATION **OF** the Assignor agreeing to assign and the Assignee agreeing to assume the Lease for the Premises, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, both parties agree to keep, perform and fulfill the promises, conditions and agreements below:

1. Premises. The Lease governs the rental of the following described premises (the "Premises") to the Assignor: the space located at 90 Pratt Oval, Glen Cove, NY 11542, as shown in the diagram attached to the Lease.

2. Assigned Lease. The Assignor assigns and transfers to the Assignee all of the Assignor's right, title, and interest in and to the Lease and the Premises, subject to all the terms and conditions contained in the Lease, including any existing Landlord consents.

3. **Effective Date. This** Agreement takes effect upon execution of this Agreement, and **continues** until the present term of the Lease expires on July 31, 2006.

4. Assignor's **Interest.** The Assignor covenants that:

   a. the Assignor is the lawful and sole owner of the interest assigned under this Agreement;

   b. this interest is free from all encumbrances; and

   c. the Assignor has performed all duties and obligations and made all payments required under the terms and conditions of the Lease.

5. **Discharge.** Consent to this Agreement will discharge the Assignor of all its obligations under the Lease.

ASSIGNMENT OF LEASE WITH CONSENT OF LANDLORD

6.	Governing Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

Miscellaneous Provisions
7.	This Agreement incorporates and is subject to the Lease, a copy of which has been or will be provided to the Assignee, and which is hereby referred to and incorporated as if it were set out here at length. The Assignee agrees to assume all of the obligations and responsibilities of the Assignor under the Lease.

8.	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.	All rents and other charges accrued under the Lease prior to the Effective Date will be fully paid by the Assignor, and by the Assignee after the Effective Date. The parties agree that this Agreement extends to any security deposit funds held by the Landlord on behalf of the Assignor, and that after the Effective Date, any such deposit shall be held by Landlord on behalf of the Assignee. The Assignee will also be responsible for assuming and performing all other duties and obligations required under the terms and conditions of the Lease after the Effective Date.

IN WITNESS WHEREOF this Agreement has been executed for and on behalf of each party by and through its authorized representative on this 26th day of January.

Automated Systems National Network, Inc.		Call Compliance, Inc.

Name: By:		Name: By:
Title: ____________ ~	~	Title:

ASSGMNT Lease Chestnet Auto to CCI 2005-01-26
Page 1 of3

ASSIGNMENT OF LEASE WITH CONSENT OF LANDLORD

The Landlord in the above Assignment of Lease Agreement executed on the 26th day of January, 2005, consents to that

Assignment. The Landlord also agrees to the Assignee assuming the payment of rent and performance of all duties and obligations as provided in the Lease. The Landlord releases Automated Systems National Network, Inc., Assignor, from all duties and obligations under the Lease, including the payment of rent, and accepts Assignee as Lessee in the place of Automated Systems National Network, Inc., Lessee and Assignor. The Landlord acknowledges that, pursuant to the Assignment Agreement, it is now holding Assignor's security deposit on behalf of the Assignee.

Dated: ________________
, 20

Chestnut Cove Development, LLC By: _____________________
Name: ________________________
Title: _______
ASSGMNT Lease Chestnet Auto to CCI 2005-01-26

CONSENT OF LANDLORD
		--	~	U i)'-tU

the first part, hereinafter referred to as OWNER, and

'OMATED SYSTEMS NATIONAL NETWORK, INC.,			81 Hazel	Street, Glen Cove,
.	11 5142	party of the second part, hereinafter referred to as TENANT,

Owner hereby leases to Tenant and Tenant hereby hires from Owner # 90 Pratt Oval, m Cove, N.Y. 115142

uilding known as Pratt Oval				(5) years
~x~k~f	,	o(~t4cw~5ppJc, for the term of FIVE

(or un~til such term shall sooner ct
	day of ~LUJ~Y R-' ~	in the y
h dayof	-f~~,i	inthey
t~ inclusive, '~r~ñ'~ñYiuaI rental rate of
SEE PARAGRAPH 66 OF

'enant agrees to pay in lawful money of the United St2 nd private, at the time of payment. in equal monthly i the office of Owner or such other place as Owner rm ~ant shall pay the first monthly installment(s) In the event that, at the commencement of the term of

~o Owner pursuant to the terms of another lease with s option and without notice to Tenant add the amos ler and the same shall be payable to Owner as additi The parties hereto, for themselves, their heirs,

ors and assigns, hereby covenant as follows: 1. Tenant shall pay the rent as above and as hereinaft' cy:2. Tenant shall use and occupy the demised premises

     3. Tenant shall make no changes in or to the is:demised premises of any nature without Owner's prior written consent. Subject to the prior written

Owner, and to the provisions of this article. Tenant, at Tenant's may make alterations. installations, additions or improvements non.structural and which do not affect utility services or plumbing ical lines, in or to the interior of the demised premises, by using os or mechanics first approved in each instance by Owner. Tenant re maJdn~ any alterations, additions, installations or improvements, rise, obtain all permits, approvals and certificates required by any rual or quasi-governmental bodies and (upon completion) ccrtiliislapproval thereof, andshalldeliverpromptlyduplicatesofallsuch pprovals and certificates to Owner, and Tenant agrees to carry, and Tenant's contractors and sub-contractors to carry, such worker's ition, general liability, personal and property damage insurance as ay require. If any mechanic's lien is filed against the demised or the building of which the same forms a part, for work claimed ien done for, or materials furnished to, Tenant, whether or not done to this article, the same shall be discharged by Tenant within thirty :aitcr, aL'fenant's expense, by pa~irncntor filing a bond as permitted ~ll fixtures and all paneling, partitions, railings and like installations, in the demised lrcrniscs at any time, either by Tenant or by Owner L's behalf, shall, upon installation. becorncthe property of Owner and iain upon and be surrendered with the demsed premises unless ~y notice to Tenant no later than twenty days prior to the date fixed nination of this lease, elects to relinquish Owner's nght thereto and tern removed by Tenant, in which event the same shall be removed demised premises by Tenant prior to the expiration of the lease, at expense. Nothing in this article shall be construed to give Ownertitle rcventTenant's removal of, trade fixtures, moveable office furniture ment, but upon removal of same from the demised premises orupon of other installations as may be required by Owner, Tenant shall tly, and at its expense, repair and restore the demised premises to Lion existing prior to any such installations, and repair any damage mused premises or the buildini due to such removal. All property for required lobe removed by Tenant at the end of the term remainin mised premises after Tenant's removal shall be deemed abandone at the election of Owner, either be retained as Owner's ~roperty or ~rnoved from the demised premises by Owner, atTenant s expense. ancc4. Tenant shall, throughout the term of this lease, take good care of the demised premises and the fixtures and appurtenances therein. Tenant shall be responsible for all damage or injury in the demised or any other part of the building and the systems and equipment whether requiring structural or nonstructural repairs caused by, or from, carelessness, omission, neglect or improper conduct of Tenan t's subtcnants. agents, employees, invitccs or licensees, or iseouc of any work, labor, service or equipment done for, or supplied at or any subtenant, or arising out of the installation, use or operation operty or equipment of Tenant or any subtcnant. Tenant shall also

da	Ui th~ ~ 1d~ii~ and	.2~zid&ed nremise.c caused by the
ordcri

ASSGMNT Lease Chestnet Auto to CCI 2005-01-26

     h davofM..,...t.. inthe shall not do or permit any act or thing to be done in or to the demised premises which t~ contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner with respect to the demised premises or the building of which the demised premises form a part, or which shall or might subject Owticr to any liability or responsibility to anyperson, or for property damage. Tenant shall not keep anything in the demised premises, except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization or other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for fire insurance applicable to the building, nor use the demised premises in a manner which will increase the insurance rate for the building or aiiypropcrty located therein over that in effect prior to thecommenccmcntolTenant'soccupancy. Tenant shall pay alt costs, expenses, fines, penalties, or damages, which may be imposed upon Owner by reason of Tenant's failure to comply with the provisions of this article, and if by reason of such failure the fire insurance rate shall, at the beginning of this lease, or at any time thereafter, be higher than it otherwise would be, then, Tenant shall reimburse Owner, as additional rent hercunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any action or proceeding wherein Owner and Tenant are parties, a schedule or "make-up" of rate for the building or the demised premises issued by the New York Fire Insurance Exchange, or other body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items andcharges in the fire inaurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant, at Tenant's expense, in settings sufficient, in Owner's judgement, to absorb and prevent vibration, noise and annoyance.

Subordination:7.. This lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the demised premises are a part, and to all renewals, modifications, consolidations, replacements andextensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the demised premises are a part. In confirmation of such suborditiation, Tenant shall from time to time execute promptly any certificate that Owner may request.

Property8. Owner or its agents shall not be liable for any Loss, Damagedamage to property of Tenant or of others Reimbursemententrusted to employees of the building, nor for Indemnity:loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by1 ordue to, thcncgligencc of Owner, its agents,

servants oremployces. Owneroritsagentswill notbeliable for anysuchdamagecauscdby othertenants or persons in, upon or about said building, or caused by operations in construction of any private, public or quasi public work. If at any time any windows of the demised prcmisc,s are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not timitedto, Owner's own acts, Ownershall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation thcrefor, nor abatement or diminution of rent, nor shall the same release Tenant From its obligations hereunder, nor constitute an eviction. Tenant shall indemnify and save harmless Owner against and from all liabilities, obligations, damages, penalties, claims, costs and expenses for which Owner shall not be reimbursed by insurance, includiiig reasonable attorneys' Ices, paid, suffered or incurrcd~as a result of any breath by Tenant, Tenant s agents, contractors, employees, invltccs, or licensees, ofany covenant or condition of this lease, or the carelessness, negligence or improper conduct of the Tenant, Tenant's agents, contractors, employees. invitcea or licensees. Tenant's liability under this lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, invitec or licensee of any subtenant. In case any action or proceeding is brought against Owner by rcason of any such claim, Tenant, upon written notice from Owner, will, at tenant's expense, resist or defend such action or proceeding by counsel approved by Owner in writing, such approval not to be unreasonably withheld.

DestructIon.9. (a) If the demised premises or any part thereof Fire and Othershall be damaged by fire or other casualty, Tenant Casualty:shall give immediate notice thereof to Owner, and this lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by, and at the expense of, Owner, and the rent and other items of additional rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty, according to the part of the demised premises which is usable. (C) If the demised premises are totally damaged or reiidcred wholly unusable by fire or other casualty. then the rent and other items of additional rent, as hereinafter expressly provided, shall be proportionately paid up to the time of the casualty, and thenceforth shall cease until the date when the demised premises shall have been repaired and restored by Owner (or if sooner reoccupied in part by Tenant then rent shall be apportioned as provided in subsection (b) above), subject to Owner's right to elect not to restore the same as hereinafter provided. (d) if the demised premises are rendered wholly unusable or (whether or not the demised premisc,s are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it or to rebuild it. then, in any of such events, Owner may elect to terminate this lease by written notice to Tenant, given within ninety (90) days after such fire or casualty, or thirty (30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the term of this lease shall expire as fully and completely as if such date were the date set forth above for the Lcrniination of this lease, and Tenant shall forthwith quit, surrender and vacate the demised premises without prejudice however, to Landlord's rights and remedies against Tenant under the tease provisions in effect prior to such termination, and any rent owing shall be paid up to such date, and any payments of rent made by Tenant which were on account make the repairs and restorations under the conditions of(b) and(c) hefeof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner's control. After any such casualty, Tenant shall cooperate with Owner's restoration by removing from the demised premises as promptly as reasonably possible, all of Tenant's salvageable inventory and moveable equipment, furniture, and other property. Tenant's liability for rent shall resume five (5) days after written notice from Owner that the demised premises are substantially ready for Tenant's occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding the foregoing, including Owner's obligation to restore under subparagraph (b) above, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from lire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law, Owner and Tenant each hereby releases and waives all right of recovery with respect to subparagraphs (b), (d), and (e) above, agaitist the other or any one claiming through or under each of them by way of subrogation or otherwise. The release and waiver herein referred to shall be deemed to include any loss or damage to the demised premises and/or to any personal property, equipment, trade fixtures, goods and merchandise located therein. The foregoing release and waiver shall be in force only if both releasors' insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefiting from the waiver shall pay such premium within ten days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further oblIgation under the provisions hereof with respect to waiver of subrogation. Tenant acknowledges that Owtier will not carry insurance on Tenant's furniture amid/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant, and agrees that Owner will not be obligated to repair any damage thereto or replace the same. (I) Tenant hereby waives the provisions of Section 227 of the Real Property Law and agrees that the provisions of this article shall govern and control in lieu thereof.

Eminent

10. lIthe whole or any part of the denaised

premises

Domain:shall be acquired or condemned by Eminent Domain for any public or quasi public use orpurpo.ce. then, and in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding, and Tenant shall have no claim for the value ofany unexpired term of said lease, and assigns to Owner, Tcnant'sentirc interest in any such award. Tenant shall have the right to make an independent claim to the condemning authority for the value of Tenant's moving expenses andpersonal property, trade fixturesandequipment, providedlenantisentitled pursuant to the terms of the lease to remove such property, trade fixture and equipment at the end of the tern, and provided further such claim does not reduce Owner's award. Assignment,11, Tenant, for itself, its heirs, distributees, Mortgage,executors, administrators, legal representatives, Etc.:successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this agreement, nor underlet, or suffer or permit the demised premises or any part thereof tobeused by others, without the priorwntten consentofOwner incach instance. Transfer of the majority of the stock of a corporate Tenant or the majority partnership interest of a partnership Tenant shall be deemed an assignment. If this lease be assigned, or if the dcntiscd premises or any part thereof be underlet or occupied by anybody other than Tenant, Owner may, after default by Tenant, collect rent from the assignee, undcrtcnant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment. underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, undertcnant or occupant as tenant, or a release of Tenant from the further perfonuancc by 'l'enaiit ol'coveii:uit.c on the Part of l'enant hereiii contained. The cutisemit by Owner to an assignment or undcrlctting shall not hi any wise be construed to relieve Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting.

Electric

12. Rates and conditions in respect to

submeterin

Current:or rent inclusion, as the case may be, to be addc in RiDER attached hereto. Tenant covenants and agrees thai at all times its use of electric current shall not exceed the capacity of existing feedcrs to the building or the risers or wiring installation, and Tenant may not use any electrical equipment which, in Owner's opinion, reasonably exercised, will overload such installations or interfere with the usc thercofby other tenants oldie building. The change at any time of the character of electric service shall in no wise make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain.

Access to

13. Owner or Owner's agents shall have the

right

Premises:(but shall not be obligated) to enter the demised

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premises in any emergency at any time, and, at other	reasonable hours for the purpose of showing the same to
reasonable times, to examine the same and to make such repairs,	prospective purchasers or mortgagecs of the building, and during
replacements and improvements as Owner may deem necessary	the last six months of the term, for the purpose of showing the
and reasonably desirable to the demised premises or to any other	same to prospective tenants. If Tenant is not present to open and
portion of the building or which Owner may elect to perform.	permit an entry into the demised premises, Owner or Owner's
Tenant shall permit Owner to use and maintain and replace pipes	agents may enter the same whenever such entry may be necessary
and conduits in and through the demised premises and to erect new	or permissible by master key or forcibly, and provided reasonable
pipes and conduits therein, provided they are concealed within the	care is exerctsed to safeguard Tenant s property, such entry shall
walls, floor, or ceiling. Owner may, during the progress of any	not render Owner or its agents liabte therefor, nor in any event
work in the demised premises. take all necessary materials and	shall the obligations ofTenant hereunder be affected. If dt:rin the
equipment into said premises without the same constituting an	last month of the term Tenant shall have removed all or
eviction, nor shall die Tenant be entitled to any abatement of rent	substantially a of Tenant's property therefrom,	Owner may
while such work is in progress, nor to any damages by reason of	immediately enter, alter. renovate or redecorate	the demised
loss or interruption of business or otherwise. Throughout the term	premises without limitation or abatement
hereof, Owner shall have the nght to enter the demised premises at

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Vault,14, No vaults, vault space or arcs, whether or not

Vault Space,enclosed or covered, not within the property line of Area:the building, is leased hereunder, anything contained in or indicated on any sketch, blue print or plan, or anything contained elsewhere in this lease to the contrary notwithstanding.

Owner makes no representation as to the location of the property line of the building. All vaults and vault space and all such areas not within the property line of the building, which Tenant may be permitted to use and/oroccupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Owner shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant.

Oceupiuicy:15. Tcii:iiit will not at any time use or occupy die demised premises in violation of the certificate of occupancy issued for the building of which the demised premises are a part. Tenant has inspected the demised premises and accepts them as is, subject to the riders annexed hereto with respect to Owner's work, if any. In any event, Owner makes no representation as to the condition of the demised premises, and Tenant agrees to accept the same subject to violations, whether or not of record.

Bankruptcy:16, (a) Anything elsewhere in this lease to the contrary notwithstanding, this lease may be cancelled by Owner by the sending of a written notice toTcnant within a reasonable time alter the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws oiany state naming Tenant as the debtor; or (2) the making by Tenant of aim assignment orany other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of Court, shall thcreaflcr be entitled to possession of time premises demised but shall forthwith quit and surrender the demised premises. If this lease shall be assigned in accordance with its terms, the provisionso(this Article 16 shall be applicable only to the party then owning Tenant's interest in this lease.

(b) it is stipulated and agreed that in

the event of the

termination of this lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this lease to the contrary, be entitled to recover froni 'fenamit as and for liquidated ikunages. an amnummi equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the fair and reasonable rental value of the demised premises fat' the sameperiod. In thccomputation of such damages the difference between any installment of rent becoming due hereunder after the date of termination, and the fair and reasonable rental value of the demised premises for the period for which such installment was payable, shall be discounted to the date of termination at the rate of four percent (4%) per annum. If such demised premises or any part thereof be re-let by the Owner for the unexpired term of said lease, or any part thereof, before presentation of proof of such liquidated damages many court, conunissionor tribunal, the amountofrent reserved upon such re-letting shall be deemed to be the fair and reasonable rental value for the part or the whole of the demised premises so re'let during the term of there-letting, Nothing hercincontained shall limitorprejudicc the nghtof theOwner to prove for and obtain as liquidated damages, by reason of such termination, an amount equal to the maximum allowed by any statute or nile of law in effect at the time when, and governing the proceedings in which, such damages arc to be proved, whether or not such amount be greater, equal to, or less than, the amount of the difference referred to above. Default:17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants for the payment of rent or additional rent; or if the demised premises become vacant or deserted; or if any execution or attachment shall be issued against Tenant or any of Tenant's property, whereupon the demised premises shall be taken or occupied by someone otber than Tenant: or if this lease be rejected under S365 of Title 11 of the U.S. Code (Bankruptcy Code); or if Tenant shall fail to move into or take possession of the demised premises within thirty (30) days after the commencement of the term of this lease, then, in any one or more ofsuch events, upon Owncrserving awritten fifteen (15) days notice uponTenant specifying the nature of said default, and upon the expiration of said hiftecn(15) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said fifteen (15) day period, and if Tenant shall not have diligently commenced curIng such default within such fifteen (15) day period, anti shail not thereafter with reasonable diligence and in good faith, proceed to remedy or cure such default, then Owner may serve a written fivc (5) days notice of cancellation of this lease uponTenant, and upon the expiration 01 said five (5) days this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five(s) day period were the day herein definitely fixed for the end and expiration of this lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as hereinafter provided.

     (2) If the mmoticc provided for in (1) hereof shall have been given, and the term shall expire as aforesaid: or if Tenant shall make default in the payment of the remit reserved herein, or any item of additional rent herein mentioned, or any part of either, or in making any other payment herein required; then, and in any of such events, Owner may without notice. re-enter the demised premises either by force or otherwise, and dispossess

Tenant by summary proceedings or otherwise, amid the legal representative of Tenant or other occupant of the demised premises, and remove their effects and hold the demised premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder pnor to Inc date fixed as the commencement of any renewal or extension 01 this lease, Owner nisy cancel and terminate such renewal or extension agreement by written notice.

Remedies of18. In case of any such default, re-entry, expiration Owner andand/or dispossess by summary proceedings or other Waiver ofwise, (a) the rent shall become due thereupon and be Redcm_on:paid up to the time of such re-entry, dispossess and) or expiration, (b) Owner may re-let the demised premises or any part orparzs thereof, either in the name ofOwnerorotherwise. for a term or terms, which may at. Owner's option be less than or exceed the period which would otherwise have constituted the balance of the term of this t,'~,sj' arid may m'ran( rnnce.ccinns or free rent or charee a higher rental than that pay to Owner as liquidated damages for the failure of Tenant lo observe and perform saidTenant's covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and die net amount, if any, of the rents collected on account of the lease or leases of the demised premises foreachmonth of theperiod which wouldotherwise haveconstituted thebalance of the tern of this lease. The failure of Owner to re-let the demised premises, or any part or parts thereof, shall not release or affect Tenant's liability for damages. lncomputingsuchhiquidateddamagcsthereshallbeaddcdtothesaid dcliciency suchcxpensesasOwnermiiy incur mnconnection with re-letting, such. as legal expenses, reasonable attorneys' fees, brokerage, advertising and for keeping the demised premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in thus lease, and any suit brought to collect the amount of the deficiency for any month shall notprejudice in any way the rights of Owner to collect the deficiency for any subsequent mommmh by a similar proceeding. Owner, inputting time demised premises in good orderorpreparing the anne br re-rental niay. at Owner's option, make such alterations, repairs. replacements, and/or decorations in the dcniised preimmises as Owner, in Owner's sole judgement, considers advisable and necessary for the purpose of re'lctting the demised premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Owner shall irs no event be liable in any way whatsoever for failure tore-hem time demimiscd premises, or in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof,

Ownershall have the right of injunction and the right toinvokeany remedy allowed atlaw or in equity as ifre'entry, summamy proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or iii equity. Tenant hereby expressly waives any and all rights of redemption gr,ustcd byor under tiny present or future laws In the event of Tenant being evicted or dispossessed for any cause, or in die event of Owimer obtaining possession of the demised premises, by reason of the violation by Tenant of any of the covenants amid conditions of this lease, or otherwise.

Fees and 19. II Tenant shall default in the observance

or

Expenses:performance of any term or covenant on Tenant's part to be observed or performed under, or by virtue of, any of tIme terms or provisions in any article of this lease, after notice, if required, amid upon expir:mmion of any applicable grace period, if any, (except jim aim emimergency), then, uimlcss otherwise provided elsewhere iii ibis lease, Owner may immediately, orat any time thereafter and without notice, perform the obligation of Tenant thcreummder. If Owner, in connection with the foregoing, or in connection with any default by Tenant in the covemiant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorneys' fees, in instituting, prosecuting or defending any action or proceedin~. and prevails in any such action or proceeding. thcnTenant will reimburse Owner for such sums so paid, or obligations incurred, with interest amid costs. The foregoing expenses incurred by reason of Tenant's default shall be dccincd lobe additional rent hereunder, and shall be paid by Tenant to Owner within ten (10) days of rendition of any bill or statement to Tenant therefor. If Tenant's lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverS able by Owner, as damages.

BuildIng20. Owner shall have the right at any time

AltcraLmuoswithout the same constituting an eviction and with- andout 'incurring liability to Tenant therefor, to change Mammagement:the arrangement and/or location of public entrances, passageways. doors, doorways, corridors, elevators, stairs, toiletsorotherpublicpaiisofthebuilding, andtochangethename, number ordesignationby wluchthebuildingmaybc known. There shall benoallowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, arinoyance or inpsiy to business arising from Owner or otherTenantsmakinganyrepairsinthebwldmgoranysuclialteratioflS.a dditlotis and improvements. Furthermore, Tcnantshall not have anyclaim against Owner by reason of Owner's imposition of such controls of the manner of access to the ~ildingbyTenant'ssocWorbuinssvisitorsastheOwnermaydeem1~5a nY for the security of the building and its occupants.

No Repro-21. Neither Owner nor Owner's agents have made scnt*tfunsany representations or promises with respect to the by Owner.physical condition of the building, the land upomi

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leases, which ills expenseserected ofor the operation demised premises, or any theother rents. matter or thing		End of	22. Upon the expiration or other termination
affecting or related to the demised premises, except as herein		of the
expressly set torth. and no nghts, casements or licenses are		Term:term of this lease, Tenant shall quit and surrender to
acquired by	Tenant by implication or otherwise, exceptas	Ownerthe demised premises. "broom-clean", in good
expressly set	forth in the provmsionsofthms lease. Tenant has	order and condition, ordinary wear and damages which Tenant is
inspected the building and the demised premises and is thoroughly		not required to repair as provided elsewhere in this lease excepted,
acquainted with their condition and agrees to take the same "as-is",		andTcnant shall remove all its property. Tenant's obligation to
and acknowledges that the taking of possession ol'the demised		observe or perform thus covenant stull survive the expiration or

premisespremises and by Tenant the buildingshall ofbe which conclusive the same cvidence form a thatpart theweresaid in		other term ofthis termination lease of orthusany lease. If the last day ofonthe Sunday, this lease renewal thereof, falls
good and satisfactory condition at the time such possession was so		shah cxpmre at noon on the preceding Saturday, unless it be a legal
taken, except as to latent defects. All understandings and		holiday, mrs which case it shall expire at noon on the preceding
agreements heretofore made between the parties hereto are merged		business day.
in this contract, which alone fully and completely expresses the		Quiet23. Owner covenants and agrees with Tenant that
agreement between Owner and Tenant, and any executory		Enjoynseamt:upon Tenant paying the rent and additional rent and
agreement hereafter made shall be ineffective to change, modify,		observing andpcrfomuing all the terms, covenants and
discharge or effect an abandonment of it in whole or in part.		conditions, on Tenant's par1 to be orydand .?crformed.'~'enant
wdcss such executory agrcclmsent is in writing and signed by the		may
party against whom enforccmentof the change, modification,
discharge or abandonment is sought.

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theless, to the terms asid conditions of this lease including, but not limited to, Article 31 hereof, and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

Failure24. if Owner is unable to give possession of the to Givedemised premises on the date of the commencement Possession:of LIme term hereof because of the holding-over or retention of possession of any tenant, undertenant or occupants, or ifthedemisedpremisesarehocatedinabuildingbeingconstnicted, because such building has notbeen sufficiently completed to make the demised premises ready for occupancy, or because of the fact that a certificate of occupancy has not been procured, or for any other reason, Owner shall not be subject to any liability for failure to give possession on saiddate and the validity of the lease shall not be impaired waler such circumstances, nor shall the same be construed in any wise to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible for Owner's inability to obtain possession or complete construction) until after Owner shall have given Tenant wntten notice that the Owner is able to deliver possession in commilitmun required by this lease. if pcrmis.%ion is given tm Tenant to cuter imito ~~ossp~siomm oldie deummises preimmiacs, or to occupy premises other than die demised premises, prior to the date specified as the commencement of the term of this lease, Tenantcovenants andagreesthatsuch possessionand/or occupancy shalt be deemed to be under all the terms, covenants, conditions and provisions of this lease, except the obligation to pay the fixed annual rent set forth in the ~reamble to this lease. The provisions of this article are intended to constitute an express provision to the commtrary" wmmlun the nseaning of Section 223-a of the New York Real Property Law.

No Waiver:	25. The failure of Owner to seek redress for
violation of, or to insist upon the strict

     performance of, any covenant or condition of this lease or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequentact which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Owner of rent andior additional rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver ofsuch breach, and mmo provision of this lease shall be deemed to have been waived by Owner unless such waiver be in writing signed by Owner, No payment by Tenant or receipt by Owner of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner's right to recover the balance of such rent or pursue any other remedy in this lease provided. Noactor thing done by Owner or Owner's agents miurimm& the term hereby demised shall be deemed an acceptance ofa surrender olthe demised premises. and no agreementtoaccept suchsurrendershall be vahidunless in writingsignedby Owner. Noemployee of Owner or Owner's agent shall have any power to accept the keys of said premises prior to the termination of the lease, and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the demised premises.

WaIver of 26. It is mutually agreed by and between

Owner and

Trial by Jury: Tenant that the respective parties hereto shall, and they hereby do, waive trial by jury in any action proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of, or in any way connected with, this lease, the relationship of Owner and Tenant, Tenant's use of, or occupancy of, the demised premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any proceeding or action for ~xrtscssio.m, including a suimummary proceeding for possession of the demised premises, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding, including a counterclaim under Article 4, except for statutory mandatory counterclaims.

InabilIty to 27. This lease and the obligation of Tenant to pay

Perform: rent hereunder and perlorm all of the other coyenant.s and agreements hereunder on part of Tenant to be performed shall in no wise be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease, or to supply, or is delayed insupplying, any service expressly or impliedly tobesupphied. or is unable to make, or is delayed in making, any repair, adaitions, alterations, or decorations, or is unable to supply, or is delayed in supplying, any equipment, fixtures, or other materials, if Owner is prevented or delayed from so doing by reason of strike or labor troubles or any cause whatsoever including, but not limited to, government preemption or restrictions, or by reason of any rule, order or regulaUon of any department or subdivision thereof of any government agency, or by reason of the conditions which have been or arc affected, either directly or indirectly, by war or other emergency. Bills and 28. Except as otherwise in this lease provided, a bill, Notices:statement, notice or communication which Owner may desire or be required to give to Tenant, shall be deemed sufficiently given or rendered if, in wntin$, delivered to Tenant personally or sent by registered or certified mail addressed to Tenant at the building of which the demised premises form a part, or at the last known residence address or business address of Tenant, or left at any of the aforesaid prcmrmes addressed to Tenant, amid time timmic of the rendition of such bill or statement and of the giving of such notice orcommaunication shall be deemed to be the time when the same is delivered to Tenant, mailed, or left at the prcmniacs as herein provided. Any notice by Tenant to Owner must be served by registered or certified mail addressed to Owner at the address first hereinabove given or atsuchothcr address as Owner shall designate by written notice. Services 29. As long as Tenant is not in default under any of

Provided by time covenants of this lease beyond the applicable Owners: grace period Provided in this lease for mime cunng of such defaults, Owner shall provide: (a) necessary eleva tor facilities on busimscss days from 8 a.ns. to6 p.m. and have one elevatorsubject to call at all other times: (b) heat to the demnised premises when and as required by law, on business days from 8a.m. to 6p.m.; (c) water for ordinary lavatory purposes, but if Tenant uses or consumes water for any other purposes or in wusuahquanutics(ofwbichfactOwmmeshallbetlsesoheJudge),Owmrmaymslall a water meter at Tenant's expense, which Tenant shall thereafter maintain at Tenant's expense in good working order and repair. to register SUCh water as additional rent as and when bills are rendemtd (d) cleaning~scxvice for the demisedpremiscs on business days at Owner's expense provided that the same are kept in order by Tenant. If, however said premises arc Lobe 141 clean by Tenant, it shall be done at Tenant's sdie expense, in a manner reasona~~~ satisfactory to Owner and no one other than persons a~rovedby Owner I bepemtittedtoeqters~idpremisesorthebuildingofwhi they areapart forsuch puipose. Tenant shall pay Owner the cost of removal of any of Tenant's refuse an.rubbishfromthebwlu~a~(e)1fthcdemisedpremisesarcservicedbyOwner's airconditioning/coolingan ventilating system airconditioninglcoolingwilhbe furnished to Tenant from May 15th gh S~ptcmber 30th on business days (Mondays through Fndavs holidaysexcepied) from 8:00a.m. to6:OOp.m., and ventilation will be furnishc~l on business ysduring the aforesaid hours except when airconditionin /coolingisbcing fumishedasaforesaid. IfTenantreqiures aim-conditioning/coo ing or ventilation for more extended hours or on Saturdays Sundaysoronbohidays, asdefmed undcrOwncr'scontractwiththe lnternationa~ Union of Operating Engineers Local 94,94A, 94B, Owner will furnish the same at Tenant's expense.

     RIDER tobeaddcd inrespcctto rates andcondilions for auchaddmtionahservicc; (flOwner reserves the right tostop scrvicesofthe beaming, elevators, ptuimmhiimg. air-ciinditmomming. electric, tmowcr systems or cteaiiiimg or other services, if any, when mmcccssary by reason of accident, or for repairs, alterations, replacements or improvements necessary ordcsirablein thejudgmcnt of Owner, for as long as may be reasonably required by reason thereof. If the building of which the demised premises are a part supplies manually operated elevator service, Owner am any time may substitute automatic control elevator service and proceed diligently with altcrdtions necessary therefor without in any wise affecting this lease or the obligations of Tenant hereunder. Captions;30. The Captions arc inserted only as a matter of convenience and for reference and in no way define limit or describe the scope of this lease nor the intent of any provisions thereof: Definitions:31. The term "office", or "offices" wherever used inthislease, shall notbcconstnicdtomcanprcmisesuscd as a store or stores, for the sale or display, at any time of goods, wares or meithandisc,ofanykind,orasarestaurant,shop.booth,botblackorotherstand. barber shop, or for other similar purposes, or for manufacturing. The term "Owner" means a landlord or lessor, and as used in this lease means onlju' the owncr,orthemortgagceinpossessionforthetimebeing, ofthelandandbui ding (or the owner of a lease of me building or of the land and building) of which the demised~rensises form a part, so that in the event of any sale or es of said land andbuil 'ng orofsaidlcase or 'in theevcntofaleasc ofsaidbuilding, orof the land and building, the said Owner shall be and hereby is cntirc~ Freed and relieved of all covenants and obligations 0f Owner hereuz~der, at it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and thepurchaser, at any such sale, or the said lessee of time building orof the land and ilding, that the purchaser or the lessee of the buildin ha.s~ assumed and a~d to carry out any and all covenants and obligations o~Owner, hereunder. worth "re-enter" and "reentry" asused in this lease are notresuictad to their technical legal meaning. The term "business days" as used in this lease shall exclude Satur 'ys Sundays and alldaysasobscrvedbytheStaieorFcderalGovemmcntaslegalholidaysandmhose desiasholidaysbythe~icablebuildingserviccwuonemployccsscMce contract, orbytheapphicablc~~~..ratingEngincerscontractwithrcspecttohIVAC service. Wherever itms expressly provi in this lease that consent shall not be unreasonably withheld, such consent shall not be unreasonably delayed, Adjacent32. If an excavation shall be made upon land Excavation-adjacent to the demuised premises or shall autho Shoring:rized to be made, Tenant shall a~lord to the person causing or authorized to cause such excavation, a license to enter upon the dcnmiscd premises for the purpose ofdoing such work as saidjierson shall deem necessary to preserve tIme wall or the ilding, of which emised premises form a part from injury or damage, and to support the same by proper foundations, witi~out any claim for damages or indemnity against

Owner, or diminution or abatement of rent.

Rules and 33. Tenant and Tenant's servants, emplo ecs,

Regulations: agents visitors, and licensees shall observe faithfully .nd comply strictly with, the Rules and Regulations and such other and~ further reasonable Rules and Regulations as Owner or Owner's agents may from time to time adopt. Notice of any additional Rules or Re~lations shall be given insuch manner as Owner may elect. In case Tenant putes the reasonableness of any additional Rules or Regulations hereafter made or adopted by Owner or Owner's agents, the ~artmes hereto agree to submit the question of the reasonableness of such attIcs or Regulations for decision to die New York office of the American Arbitration ssociation, whose determination shalt be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rules or

Regulations upon Tenant's part shall be deemed waived unless the same shall asset-he by service of a notice, in writing, upon Owner, within fifteen (15) days after the giving of notice thereof. othing in this lease contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms covenants or

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not be liable to Tenant for vioLau~ ~ ~ by any other conditions in any other lease, as againji.aay'.qther tenant, an'd servants, employees, agents, visit

~~&~ted with Ownd~ the sum of
14 Cd~1m,?

Security: 34.1i~j1a~ as security for the faithful

     performance and observance by Tenasitof the terms, provisions and commditiotis of this tease; it is agreed that in the event Tenatit defaults in respect of anr of the terms, provisions and conditions of this lease, including, but not imited to, the payment of rent and additional rent, Owner may inthe use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent, or any other sum as to which Tenant is in default, or for any sum which Owner may expend or maybe required to expend by reason of Tenant's default in respect of any of terms, covenants and conditions of this lease, including but not limited to any damages or deficiency in the re-letting of the demised premises, whether such damages or deficiency accrued be ore or after summary proceedings orother re.entry by Owner. In the event that. Tenant shall ful y and faith ul~y comply with alt of the terms provisionsi covenants and conditions of mis lease, the security shall be returned to Tenant after the date fixed as the end of the lease and after delivery of entire r~55i0n of the demised premises to Owner, In the event of a sale of the andandbuilding, orleasingof thebuilding, of which the demlscdprcmiscs form apart, Owner shall have the right to transfer the security to the vendee or lessee, andOwner shall thereupon be released by Tenant from all liability c,,. ,s ,~,,,,.., ~ ,,-i-,,r,mv' anii Tu-nantacrees to look to the new Owner

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solely for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or
assignment made or the security to a new Owner.
Tenant further covenants that it will not assign or
encumber, or attempt to assign or encumber, the monies	signed and scaled this lease as of the day and year first
deposited herein as security, and that ncitlmer Owner nor its
successors or assigns shall be bound by ammy such	above
assignment, encumbrance, attempted assignment or
attempted encumbrance.
Estoppel35. Tenant, at any time, and from time to time, upon
Certificate:at least ten (10) days prior notice by Owner, shall execute,acknowledge and deliver to Owner, and/or to
any other person, finn orcorpor.itionspccificd by Owner,
astatcmentcerufying that this lcasc is unnmodifmed and in full force and effect (or, if there have been modifications, that the same is in full force and etlectas modified and stating the
modifications), stating the dates to which the rent and
additional rent have been paid, and stating whether or not there exists any default by Owner under this lease, and, if so,
specifying each such default.

Witness for			C
Owner:

Witness for
Tenant:

ACKNOWLEDGEMEN		E~.

T		.
In Witness Whereof, Owner and Tenant have respe~

written.
Successors36, The covenants, conditions and agreements con-
and Assigns;tamed in this lease shall bind and inure to the benefit of Owner and Tenant and their respective heirs, dis'
tribuiees, executors, administrators, successors, and except as otherwise provided in this lease, their assigns. Tenant shall look only to Owner's estate and interest in the land and building, for the satisfaction of Tenant's remedies for the collection ofajudgment (or otherjudic'ial process) against Owner in the
evcntofanydefaultbyOwnerhereunder,andnootherpropertyorasselso fsuch Owner (or any panner, member, officer or director
thereof, disclosed or undisclosed), shall bcsubjectto levy,
executionorotherenforcemeniprocedure
for the satisfaction of Tenant's remedies under, or with respect to, this lease, the relationshipofOwner andTenanthereundcr,
orTenant's use andoccupancy of the demised premises.

STATE OF NEW YORK, COUNTY OF
SS.:

On the day of in the and for said State, personally appeared proved to me on the basis of satisfactory evidence to be the md and acknowledged to mc that he/she/they executed the same on the instrument, the individual(s), or the person upon beh ___________ before me, the undersigned, a Notary Public in personally known to me or ual(s) whose name(s) is (arc) subscribed to the within instrument ~is/hcr/their capacity(ies), and that by his/her/their signature(s) if which the individual(s) acted, executed the instrument.

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		GUARANT	NOTARY
		Y	PUBLIC

     FOR VALUE RECEIVED, and 'in consideration for, and as a inducement to Owner making the within lease with Tenant, the undersignc guarantees to Owner, Owner's successors and assigns, the full performance as observance of all the covenants, conditions and agreements, therein provided tot performed and observed by Tenant, including time "Rules and Regulations" m therein provided, without requiring any notice of non-payment, non-performanci or non-observance, or proof, or notice, or demand, whereby to charge ti undersigned thcrefor, all of which the undersigned hereby expressly waives as expressly agrees that the validity of this a~rccmcnt and the obligations of ii guarantor hereunder shall in nowisc be terminated, affected or impaired by reasc of the assertion by Owner against Tenant of any of the rights or remedies rcscrvc to Owner pursuant to the provisions of the within lease, The undersigned furtis covenants and agrees that this guaranty shall remain and continue in full force as effect as to any renewal, modification or extension of this lease and during as period when Tenant is occupying the demised premises as a 'statutory tenant." a funhcr inducement to Owner to make this lease, and in consideration therce Owner and the undersigned covenant and agree that in any action or procccdix brought by either Owner or the undcrmigncd against the other on any matte whatsoever arising out of, under, or by virtue of, the terms of this lease or of th guarantee, that Owner and the undersigned shall and do hereby waive trial byjur

Dated
inthcycar
Guarantor
Witness
Business Address

Firm Name
STATEOF NEW YORK		)	as.:

COUNTY OF
On the	day of		in the year

before me, the undersigned, a Notary Pubic in and for said State, personally appeared personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whosename(s) is (are) subscribed to the within instrument and acknowledged to inc that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the pei:son upon behalf of which the individual(s) acted, executed the instrument.

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1. The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall notbc obstructedor encumberedby Tenant or used for any purpose other than for ingress or e~reu from the demised premises, and for delivery of merchandise and equipment in a prompt and efficient manner using elevators and passageways designated for such delivery by Owner. There shall not be used in any space, or in the public hall of the building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those cqupped with rubber tires and sideguards. If said premises arc situated on the ground floor of the building, Tenant thereof shall further, at Tenant's expense, keep the sidewalk and curb in front of said premises clean and free from ice, snow, dirt and rubbish.

2, The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by time Tenant, wtmettmcr or not caused by the Tenant, or its clerks, agents, employees or visitors.

3. No carpet, rug or other article shall be hung or shaken out of any window of the building and Tenant shall not sweep or throw, or permit to be swept or thrown, fronm lime dcmniscd premises any dirt or oUter substances into any of tIme corridors or halls, elevators, or out of the doors or windows or stairways of the building, and Tenant shall not use, keep or permit Lobe used or kept, any foul or noxious gas or substance iii the dctmmised prcmises, or permit or suffer the demised premises to be occupied or used in a manner offensive or objectionable to Owner or other occupants of the building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any, bicycles, vehicles, animals, fish, orbirds be kept in or about the building. Smoking or carrying lighted cigars or ci~arcttes in the elevators of the building is prohibited.

4. No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner.

5. No sign. adverusetmmcnt, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant oii any part of the outside of the demised premises or the building, or on the inside of time demised premise if the same is visible from the outside of thedetniscd premises, without the prior written conscntofOwncr, except that the name of Tenant may appear on the entrance door of the demised premises. In the event of the violation of the foregoing by Tenant, Owner may remove same without any liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for Tenant by Owner at the expense of Tenant, and shall be of a size, color and style acceptable to Owner. 6. Tenant shall not mark, paint, drill into, or in any way deface, any part of the demised premises or lime building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Owner, and as Owner may direct, Tenant shall not lay linoleum, or other similar floor covcring, so that the same shall come in direct contact with the floor of the dcsmmiscd premises, aiid, if linoleum or other similar floor covering is desired to be used, an interlining of builder's dcadetmiimg felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

7. No additional locks or bolts of any kind shall be placed upon any of time doors or windows by Tenant, nor shall any changes be made in existing locks or mechanism thereof.

Tenant must, upon the termination of his tenancy, restore to Owner alt keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Tenammi, and in the event of the loss of any keys, so furnished, Tenant shall pay to Owner the cost thereof.

8. Freight, furniture,business equipment, merchandise andbulky matter of any description shall be delivered to and removed from the demised premises only on

13: IMPORTANT - PLEASE READ U5~

RULES ANI) REGULATIONS ATI'ACHED TO AND the freight elevators and tifrough the service entrances and corridors, and only MADE A PART OF THIS LEASE dunng hours and in a manner approved by Owner. Owner reserves the right

     IN ACCORDANCE WITH ARTICLE 33. to inspectall freight to be brought into the building and to exclude from the buildin all freijht which violates any of these Rules and Regulations of the lease, or whic these Rules and Regulations are a part. 9, Canvassing, soliciting and peddling in the building 'is prohibited and Tenant shall cooperate to prevent the same.

10. Owner reserves the right to exclude from the building all persons who do not prcsentapass to the building signed by Owner. Ownerwill furnish passes to persons [or whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom he requests such pass, and shall be liable to Ownerfor all acts of such persons. Tenant shall not have a claim against Owner by reason o(Owncr excluding from the building any person who does not present much pass.

11. Owner shall have the right to prohibit any advertising by Tenant which in Owncrs opinion, tends to impair the reputation of the buildtn_g or its desirability as a building for offices, and upon written notice from Owner, Tenant shall refrain from or discontinue such advertising. 12. Tenant shall not bring or permit to be brought or kept in or on the demised premises, any mnflanunablc, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in, or emanate from, the demised prcnmises.

13. lIthe building contains central air conditioning and ventilation, Tenant agrees to keep all windows closed stall times and to abideby all rules and regulations issued by

Owner with respect to such services. IfTenant requires air conditioning or ventilation after the usual hours, Tcnantshall give notice in writing to the buildin superintendent prior to 3:00 p.m. in the case of services required on weekdays. an pnor to 3:00 pm. on the day prior in case of after hours service required omi weekends oron holidays. Tcnantshallcoopcratewith Owner inobtaining maximunm effectiveness of the cooling system by lowering and closing venetian blinds arid/or drapes and curtains when the sun's rays fall directly on the windows of the demised premises. 14, Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter, or fixtures into or outofthe building without Owner's prior writien consent. If such safe, machinery, equipment, bulky matter or fixtures requires special handling all work in connection therewith shall comply with the Administrative Code oldie City of New York and all other laws and regulations applicable thereto, and shall be done during such hours as Owner may designate. 15. Refuse and Trash. (1) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations, of all state, federal, municipal, and local governments, departments, conmmissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shalt be placed in separate receptacles reasonably approved by Owner. Such s~aratc receptacles may, at Owner's option, be removed from the demised premises in accordance with a collection schedule prescribed by law. Tenant shall remove, or cause to be removed by a contractor acceptable to Owner, at Owner's sole discretion, such items as Owner may expressly designate. (2) Owner's RmghLc in uvent of Noncompliance. Owner has time option to refuse to collect or accept lrommm Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Owner may expressly designate forTcnant's removal, awl to requireTeitant to arrange for such collection at Tenant's sole cost antI expense, utiuieing a contractor satisfactory to Owmmer. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Owner or Tenant by reason of Tenant's failure to comply with the provisions of this Building Rule 15, and, at Tenant's sole cost and expense, shail indemnity, defend and hold Owner harmless (including reasonable legal Ices and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Owner.

0

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LANDLORD: Chestnut Cove Development, LLC

TENANT: AUTOMATED SYSTEMS NATIONAL NETWORK, INC. DATED: MARCH 20, 2001

Continuing paragraph three (3) of the pre-printed lease form: In the event Landlord shall permit Tenant to make any changes, except facade, (see paragraphs 67 and 68) alterations or improvements to the demised premises Tenant shall first obtain a building permit from the City of Glen Cove and shall build and alter pursuant to all applicable codes and shall obtain a New York Board of Fire Underwriters Certificate for the new construction or alteration or existing conditions as required and shall further obtain a Certificate of Occupancy and shall provide Landlord with a copy of the building permit, New York State Board of Fire Underwriters Certificate and Certificate of Occupancy within five (5) days of receipt of each document.

37, Omitted.

38, The tenant shall procure and maintain at his own cost and expense, during the entire term of this agreement, public liability insurance from an insurance company licensed to do business in the State of New York, which policy shall provide insurance coverage for bodily injury, death, or property damage of not less than $1,000,000 for each accident or occurrence. The policy shall name both the tenant and the landlord as insured and shall provide that the policy may not be canceled except upon 30 days notice to the Landlord. Tenant shall provide Landlord with an original insurance certificate before occupying the demised premises evidencing compliance with this paragraph. Upon failure of the tenant to maintain said insurance, landlord shall have the privilege, but in no event shall be obligated to procure said insurance coverage, and the amount of the premium, if paid by the Landlord, shall be due and payable with the rent installment next due, and shall be considered as additional rent under this agreement.

a.	If by reason of the use of the premises by the tenant the premium for fire, liability or other insurance maintained by the Landlord on the entire premises is increased, the tenant agrees to pay, as additional rent, the amount of the increase in Landlord's insurance premium, which amount shall become due immediately upon affecting the Landlord's insurance premium and payable with the next succeeding installment of rent.

39.	Landlord grants to the tenant, in common with other tenants, their agents, servants, employees, customers and other persons doing their work for or business with the tenant at the demised premises, the non-exclusive right to use the "common areas", consisting of the parking field, roadways, pathways, sidewalks, and other areas and facilities designated by the landlord for common use on the premises.

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a. The common areas shall be subject to the exclusive control and			perso
management of the landlord and the landlord shall have the right to			n,
establish, modify, change and reinforce rules and regulations with respect to			firm
the common areas which the tenant agrees to abide by and conform with.			or
The tenant agrees that its officers and employees will park their automobiles			corp
only in such areas the landlord from time t9-time may designate for			orati
employer parking. ~ ~ ~			on

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40. Tenant agrees that he shall bear the entire cost and expense of providing heat,			brok
water, hot water, janitor or cleaning service, gas, electricity, telephone and all other			er
services and utilities at the premises, which accounts shall be opened in the tenant's			herei
own name and be the obligation of the tenant to pay.			n.

	41.	Omitted.

	42.	This agreement is entered into by the landlord on reliance of the expressed representations by the tenant that the making of this lease was secured by no

43.	Anything to the contrary herein contained notwithstanding, the tenant is given permission to erect signs on the exterior of the building of the demised premises provided:

aid signs comply with all rules and regulations of any governing authorities having jurisdiction thereof. aid signs shall not interfere with signs of any other tenant in the same building: aid signs shall be installed without damage to the building. aid signs shall be subject to the prior written approval of the landlord, it being the intention of the landlord that the signs to e erected by the tenants of the building shall conform to a uniform format and plan.

     44. The tenant agrees that at all times during the term of this lease, it shall, at the tenant's own cost and expense: eep the demised premises and all show windows and signs and other areas allocated to the sole use of the tenant in good, eat and clean condition. o conduct its business at all times in first class and reputable manner, the tenant shall not conduct any auction, fire, ankruptcy or going-out-of business sale in the demised premises without the prior written consent of the landlord;

nload its merchandise and supplies and remove its rubbish only by way of tenant's doors. tore all trash and garbage within the demised premises or dumpster prior to removal;

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e. Permit no act or practice which may tend to injure the building or its equipment or be a nuisance to other tenants nor burn any rubbish on the demised premises nor change the exterior color of the demised premises, or size, character or location of any sign approved by the landlord, nor install any exterior lighting fixtures or awnings or permit any advertising medium or loud speakers or sound creating device, radio broadcasts to be heard outside of the demised premises; f. Keep the demised premises free of vermin and, if the same become infested, cause the same to become immediately exterminated. g. Not use or permit the use of any portion of the demised premises for sleeping apartments or lodging rooms or for any unlawful purposes; h. Take good care of the demised premises, its heating, air-conditioning, plumbing plant and fixtures and appurtenances; and make all repairs and replacement in and about the same necessary to preserve them in good order and condition. It is understood, however, that the landlord shall make all repairs to the exterior walls, the roof and all structural repairs, except those made necessary by acts of the tenant, its agents, servants or employees; tenant shall give prompt written notice of any alleged roof leaks and landlord's liability shall be limited to repair of leaks only; i. Suffer no waste or injury to the demised premises or the common area; j. Not to use the plumbing facilities for any purpose other than their intended use and purpose.

45.	Within ten (10) days after request thereof by the landlord, the tenant agrees to deliver in recordable form a certificate to any proposed mortgagee or purchaser or financial institution certifying that his lease is in full force and effect, that the tenant is in posse4ssion thereunder, and that there are no defenses or offsets thereto.

46.	Omitted.

47.	It is hereby expressly understood and agreed by and between the parties hereto, that the tenant shall not be entitled to any abatement of rent or rental valueor diminution of rent in any action between the parties hereto or in any summary proceedings of the nonpayment of rent and that in any action by the landlord for rent or additional rent and in any summary proceedings for nonpayment of rent the tenant shall not have the right to set-off, recoupment or counter-claim for any damages which the tenant may have sustained by reason of the landlord's failure to perform any of the terms, covenants and conditions contained in this lease on his part to be performed or for any other cause. The tenant shall be relegated to an independent action for damages and such independent action shall not at any time be brought or consolidated with any action or proceeding instituted by the landlord.

     48. The tenant herein shall have no authority to create liens for labor or materials upon the landlord's interest upon the above described premises, and all persons contracting with the tenant for the alteration or repair of any of the buildings or for the

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erection or installation, alteration or repair of any buildings or other improvements upon the above described premises and all materialment, contractors, mechanics, or laborers, artisans and other persons are hereby charged with notice that they must look to the tenant and to the tenant's interest of the above described property to secure the payment of any bill for work done or material furnished during the term of this lease.

In the event Tenant shall create such lien in violation of this provision, Landlord, in addition to any other right or remedy it may have, shall have the right, but not the obligation, to take whatever action it may deem necessary and appropriate, including satisfying the amount of the lien, the cost of which shall then become due and payable to the Landlord by the Tenant together with Landlord's reasonable attorneys' fees, payable with the monthly rent next due.

49. This lease is expressly made subject to the Zoning Ordinances of the City of Glen Cove. All permits which may be necessary for maintenance and operation of the tenant's business from any municipal agency having jurisdiction over the premises shall be obtained and maintained by the tenant at the tenant's own cost and expense.

50. In the event of a breach or threatened breach by the tenant of any of the covenant or provisions hereof, the landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity, as if reentry, summary proceedings and other remedies were not herein provided for.

51 The landlord shall not be liable for damage or injury to person or property unless written notice of any defect alleged to have caused such damage or injury shall have been given to the landlord a sufficient time before such occurrence to have reasonably enabled the landlord to correct such defect. Nothing herein contained shall impose any additional obligation on the landlord to make repairs.

52.	Except where caused by Landlord's affirmative act or negligence, Landlord shall not be liable for injury or damage to person or property occurring on or within the premises or demised premises. Landlord shall not be liable for any failure of the water supply, gas or electric service, or for any injury or damage to persons or property caused by gasoline, oil, steam, or electricity or hurricane, tornado, flood, wind or similar storms or disturbance, or water, rain or snow which may leak for flow from the street, sewer, gas mains, or any subsurface area or from any part of the building, or for any interference with light or air. Landlord shall not be responsible or liable to Tenant for any injury, death or damage resulting from acts or omissions of persons occupying any area of the premises or the demised premises, including common areas. If the Landlord or any successor in interest shall be an individual, joint venture, tenancy in common, firm or partnership, general or limited there shall be no personal liability on such individual, or on the members of such joint venture, tenancy in common, firm or partnership with respect to any of the covenants or conditions of this lease.

Tenant or any successor in interest or one deriving an interest through or under the Tenant or its successor in interest shall look solely to the equity of the then landlord in the

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premises of which the Demised Premises forms a part for the satisfaction of the remedies of Tenant in the event of a Breach by Landlord of any of the covenants or conditions of this Lease, and the rights of such tenant or successor in interest or one deriving an interest through or under Tenant or such successor in interest for the purpose of collecting or using the assets of Landlord to satisfy any legal claim against Landlord are hereby limited and restricted to the interest of the Landlord in the Premises as if such interest were the sole asset of the Landlord and the liability of Landlord to any party arising out of, under or in any way in connection with the terms or provisions of this lease are specifically limited to the value of Landlord's interest in the Premises.

53. Tenant shall use premises for office, warehouse space and light manufacturing..

In the event that any other tenant shall fail to abide by or conform to the use or uses granted to the tenant herein, there shall be no recourse to or against the landlord, nor any abatement or diminution in rent, but the tenant herein shall be relegated to an independent action against such other tenant, either in the name of the landlord or in the name of the tenant, all at the sole cost and expense of the tenant herein and without recourse to the landlord.

54.	Notwithstanding the provisions of Paragraph FOURTH of the lease the parties agree that said paragraph shall be modified by Section 227 of the Real Property

Law and shall be governed by said section of the law in the event of any conflict in the provisions of the lease and said statute.

55.	The parties agree that the tenant shall be responsible for the repair of ~3.ll damaged or broken at the demised premises,

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56.	Tenant shall have the right to make non-structural alterations to the premise~ subject to the landlord's prior written approval, which approval the landlord agrees he will not unreasonably withhold or delay.

57.	Tenant shall pay to the Landlord, as additional rent, on a pro rata basis based upon the percentage set forth in paragraph 60, any increase in property and school taxes and assessments, including sewer, special assessments and any other charges collectible with the real property tax bills for the premises, over the base tax year 2001. The Tenant shall pay said additional rental to the Landlord at the earlier of 30 days after said tax, assessment or charge first becomes due and payable to the proper taxing authority or upon presentation of copies of said bills. In the event there is a decrease in the base tax, then the base tax year shall be decreased and Tenant shall be responsible for any increase over the new base tax year. Landlord and Tenant agree that copies of tax bills shall be sufficient evidence to show any base tax years and any increase thereof.

Tenant's pro rata share shall be 13.00% (See #60).

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58, Rent is due and payable on the first day of each month. If tenant fails to pay the rent by the 15th day of each month landlord may impose a late charge of five (5%) percent of the amount due. If for any reason, except bank error, any check delivered to the Landlord by the Tenant is returned unpaid, tenant shall be charged the sum of $100.

59.	This lease may not be assigned, or the demised premises sublet or occupied by any other person or entity other than the Tenant named in this agreement without the prior written approval of the Landlord, which approval shall not be unreasonably withheld. In the event Landlord grants approval for the assignment of this lease or the sublet of the premises, the annual rent shall be accelerated to the next succeeding year's rent level, and the rent for the last year of the term of the lease shall be the annual rent for the year immediately preceding the last year plus six (6%) percent or a percentage equal to the cost of living increase for the year immediately preceding the first month of the last year of the term, whichever is greater.

60.	Tenant shall pay as additional rent, its proportionate share of all common area maintenance charges, including but not limited to snow removal. Tenant's proportionate share shall be deemed to be 9 100/70000 = 13.00.

61.	Tenant shall indemnify and save harmless Landlord, its successors and/or assigns from and against any and all claims, demands, causes of action, damages, costs, expenses, lawsuits and liabilities of every kind arising out of or in any manner directly or indirectly connected with the use, existence and maintenance or occurrences connected with any Hazardous Substance at the premises.

As used herein "Hazardous Substance" means any substance which as of the date of this Agreement is listed as "hazardous" or "toxic" in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act ("CRECLA"),

42 U.S.C. Section 9601 et seq, or the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq, or in any rule, order or regulation or guideline of the N.Y.S. Department of Environmental Conservation, the City of Glen Cove or the Nassau County Department of Health Services.

62.	Landlord shall complete the following work at it cost and expense, as outlined in Schedule "A".
	1.	Provide and install new wi do s; and
	2.	Provide and install ~nr con itio ing in entire space, except
	3.	Provide and install new 400 amp electric panel.
	4.	Provide and install two new entrance doors and one rear door. ~

	5.	Install two new bathrooms, as outlined on plan.	f
	6.	Build out office iw~nt-par~-cf~p.a~ as provided in plan
attached - all walls will be taped and to paint - 10 ft. high.

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7.	Do all electrical work that is necessary for code; namely exit lights, bathroom GFI and exhaust fan.

8. Provide waste line and~~for hot and cold water in tenant's kitchen.

63.	Tenant's Work

1.	Paint Premises

2.	Carpeting and/or tile (except bathroom).

3.	All electrical work including outlets, lighting, dimmers, etc.

4.	All telephone connections.

5.	Suspended ceilings if desired.

     In regard to tenant's work, Tenant agrees to provide landlord with certificates of insurance naming landlord as an additional insured from all of tenant's contractors. Also, tenant's electrical contractor shall provide landlord with fire underwriters certificate for all of tenant's electrical work. Tenant's electrical contractor must also be licensed in the City of Glen Cove.

64.	Provided tenant is not in default of any covenants and conditions of this lease, tenant shall have the option to extend this lease for an additional term of five (5) years provided:

1.	Rent schedule shall increase 4% each year over the previous year for each year of the five year option

2.	Tenant notified landlord at least eight (8) months prior to the expiration of the original term of the lease of its intention to exercise its option to renew. Said notification must be by certified letter, delivered to landlord's office.

3.	All other terms and conditions of lease shall remain the same as if the option period was included in the original term of the lease.

65.	Receipt is hereby acknowledged of tenant's rent in the amount of $5300. f ~ ~ ~. ~

66~ In the event landlord's work is not substantially completed by ~ 2001, then in that event all dates of lease shall be advanced accordingly.

67.	SCHEDULE ANNUAL MINIMUM BASE RENT

1.	FOR THE FIRST YEAR of the lease 7/1/01-6/31/02 the sum of $63,600 payable in monthly installments of $5300.

2.	FOR THE SECOND YEAR of the lease 7/1/02-6/31/03 the sum of $63,600, payable in monthly installments of $5300.

3.	FOR THE THIRD YEAR of the lease 7/1/03-6/31/04 the sum of $66,000 payable in monthly installments of $5500.

4.	FOR THE FOURTH YEAR of the lease 7/1/04-6/31/05 the sum of $68,250, payable in monthly installments of $5687.50.

5.	FOR THE FIFTH YEAR of the lease 7/l/05-6/31L~6-Qie sum of $70,500 payable in monthly installments of $~. S'~1 ~CO ~

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